Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COMMERCIAL VEHICLE GROUP, INC.

* * * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * * *

Commercial Vehicle Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: Paragraph (H) of ARTICLE V of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

(H) Commencing with the 2015 annual meeting of stockholders, at each annual meeting of stockholders, directors of the Corporation shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders, and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, retirement or removal from service as a director. If any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. The directors of the Corporation elected at or prior to the annual meeting of stockholders held in 2014 shall serve for the remainder of the term to which such director was elected or until such director’s earlier death, resignation, retirement or removal from service as a director.

SECOND: The Board of Directors of the Corporation approved this Certificate of Amendment at a meeting held on March 12, 2015, and directed that such Certificate of Amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration and approval.

THIRD: This Certificate of Amendment was adopted by the approval of the stockholders of the Corporation at an annual meeting of the stockholders held on May 15, 2015 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 15th day of May, 2015.

COMMERCIAL VEHICLE GROUP, INC.,
a Delaware corporation

By:	/s/ Brent A. Walters
Name:	Brent A. Walters
Title:	SVP, General Counsel, Chief Compliance Officer and Secretary